EXHIBIT 4.3

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into effective as of December 30, 2015, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 29, 2014, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. The third paragraph of Section 1.7 of the Credit Agreement (captioned “COLLATERAL”) is hereby deleted in its entirety, and the following substituted therefor:

“As security for all indebtedness and other obligations of Borrower to Bank under the Insurance Letters of Credit, Borrower shall cause Associated Insurance Company for Excess, an Arizona corporation (“AICE”), to grant, and confirm its prior grant, to Bank security interests of first priority in deposit account number 3166563936 with Bank (the “AICE Deposit Account” and, together with all renewals, replacements or substitutions therefore, including any account resulting from a renumbering or other administrative re-identification thereof, collectively, the “AICE Deposit Accounts”).”

2. The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than January 29, 2016:

(a) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment;

(ii)	Second Amendment to Amended and Restated Third Party Security Agreement: Specific Rights to Payment; and

(iii)	Such other documents as Bank may require under or in connection with any other section of this Amendment.

(b) Other Fees and Costs. In addition to Borrower’s obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys’ fees (including without limitation the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

3. Except as specifically provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment (except for such terms as are amended hereby, which terms shall have the meanings set forth in this Amendment). This Amendment and the Credit Agreement shall be read together, as one document.

4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first written above.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James D. Miller	By:	/s/ Julie R. Wilson
Name:	James D. Miller	Name:	Julie R. Wilson
Title:	Vice President-Finance	Title:	Vice President